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                       SPELLING ENTERTAINMENT GROUP INC.

                  EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT


        The following is a list of the Company's significant subsidiaries at December 31, 1994. At that date, all corporations were 100% - owned subsidiaries, except as noted, and, if indented, subsidiaries of the Company under which they are listed.

                                                             STATE OF
NAME OF COMPANY                                            INCORPORATION
---------------                                            -------------
Charter Oil Company                                           Florida
Republic Entertainment Inc.                                   Delaware
Spelling Entertainment Inc.                                   Delaware
  Aaron Spelling Productions, Inc.                            California
  Laurel Entertainment, Inc.                                  Delaware
  Spelling Films International Inc.                           Delaware
  Torand Productions Inc.                                     Delaware
    Spelling Television Inc.                                  Delaware
  Worldvision Enterprises, Inc.                               New York
Virgin Interactive Entertainment Limited*                     United Kingdom
  Virgin Interactive Entertainment, Inc.                      Delaware
  Virgin Interactive Entertainment (Europe) Limited           United Kingdom

  The names of certain subsidiaries are omitted, as such subsidiaries in the aggregate would not constitute a significant subsidiary.

* Approximately 90.5% of the Ordinary Shares are owned by the Company.